Exhibit 12.1
                                                                        4/20/98

                              ALABAMA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1997
                   and the twelve months ended March 31, 1998

                                                                                                                      Twelve
                                                                                                                      Months
                                                                                                                       Ended
                                                                            Year ended December 31,                  March 31,
                                                       ===========================================================
                                                          1993         1994        1995        1996        1997         1998
                                                          ====         ====        ====        ====        ====         ====
                                                       -----------------------------Thousands of Dollars----------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges                   $608,050     $594,669    $628,304     $627,627    $645,449    $658,505
      Federal and state income taxes                    167,021      242,569     186,856      191,167     222,956     236,538
      Deferred  income taxes, net                        34,467      (32,536)     32,047       16,715     (12,879)    (21,871)
      Deferred  investment  tax credits                  (2,106)          (4)        (75)           -           -           -
      AFUDC - Debt funds                                  3,016        3,590       7,109        6,517       4,855       4,538
                                                       ---------    ---------   ---------    ---------   ---------   ---------
         Earnings as defined                           $810,448     $808,288    $854,241     $842,026    $860,381    $877,710
                                                       =========    =========   =========    =========   =========   =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                        $186,779     $180,182    $183,199     $171,689    $169,536    $174,738
   Interest on interim  obligations                       3,760        5,939      16,917       20,617      22,787      21,622
   Amort of debt disc, premium  and expense, net          8,999        9,655      20,270        9,520       9,657       9,684
   Other interest  charges                               35,475       19,909      27,064       34,227      57,799      60,610
                                                       ---------    ---------   ---------    ---------   ---------   ---------
         Fixed charges as defined                      $235,013     $215,685    $247,450     $236,053    $259,779    $266,654
                                                       =========    =========   =========    =========   =========   =========



RATIO OF EARNINGS TO FIXED CHARGES                         3.45         3.75        3.45         3.57        3.31        3.29
                                                           ====         ====        ====         ====        ====        ====


Note: The above figures have been adjusted to give effect to Alabama Power Company's 50% ownership of Southern Electric Generating Company.